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                                                                      EXHIBIT 21

                     SUBSIDIARIES OF SL GREEN REALTY CORP.

SL Green Operating Partnership, L.P. (a Delaware limited partnership)

S.L. Green Management Corp. (a New York corporation)

S.L. Green Realty, Inc. (a New York corporation)

Emerald City Construction Corp. (a New York corporation)

S.L. Green Management LLC (a Delaware limited liability company)